Exhibit 16.1

April 30, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 16F of Form 20-F dated April 30, 2024, of D-MARKET Elektronik Hizmetler ve Ticaret A.Ş. and we are in agreement with the statements contained in the first, second, third and fifth paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Guney Bagimsiz Denetim Ve Serbest Muhasebeci Mali Musavirlik A.S.